Exhibit 10.2

UNITED STATES BANKRUPTCY COURT

MIDDLE DISTRICT OF FLORIDA

TAMPA DIVISION

In re:	Chapter 11

ACCENTIA BIOPHARMACEUTICALS, INC.,	Case No. 8:08-bk-17795-KRM

ANALYTICA INTERNATIONAL, INC.,	Case No. 8:08-bk-17798-KRM

TEAMM PHARMACEUTICALS, INC.,	Case No. 8:08-bk-17800-KRM

ACCENTRX, INC.,	Case No. 8:08-bk-17801-KRM

ACCENTIA SPECIALTY PHARMACY, INC.,	Case No. 8:08-bk-17802-KRM

Debtors.

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FIRST MODIFICATION TO FIRST AMENDED JOINT PLAN OF REORGANIZATION

OF ACCENTIA BIOPHARMACEUTICALS, INC., ANALYTICA INTERNATIONAL, INC.,

TEAMM PHARMACEUTICALS, INC., ACCENTRX, INC., AND ACCENTIA SPECIALTY

PHARMACY, INC. UNDER CHAPTER 11 OF TITLE 11, UNITED STATES CODE

STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
Charles A. Postler (Florida Bar No. 455318)
110 East Madison Street, Suite 200
Tampa, Florida 33602
Telephone:	(813) 229-0144
Facsimile:	(813) 229-1811
Email:	cpostler@srbp.com
Counsel for Debtors and Debtors in Possession

Tampa, Florida

Dated as of October 25, 2010

Accentia Biopharmaceuticals, Inc. and its wholly-owned subsidiaries, Analytica International, Inc., TEAMM Pharmaceuticals, Inc., AccentRx, Inc., and Accentia Specialty Pharmacy, Inc., as Debtors and Debtors in Possession in the Accentia Bankruptcy Cases, hereby modify and amend (the “First Modification”) their First Amended Joint Plan of Reorganization of Accentia Biopharmaceuticals, Inc., Analytica International, Inc., TEAMM Pharmaceuticals, Inc., AccentRx, Inc., and Accentia Specialty Pharmacy, Inc. under Chapter 11 of Title 11, United States Code, dated as of August 16, 2010 [Doc. No. 910] (the “Plan”), pursuant to the provisions of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, as follows:

1. The following Defined Terms shall be substituted for, and replace in their entirety, the corresponding Defined Terms contained in Article 2.1 of the Plan:

“Ballot” means the Ballot, accompanying the Disclosure Statement and the Plan, on which (a) Holders of Impaired Claims entitled to vote on the Plan may indicate their acceptance or rejection of the Plan in accordance with the Voting Instructions, (b) certain Holders of Unsecured Claims may make the Convenience Class Opt-In Election or the Convenience Class Opt-Out Election, and (c) Holders of Claims in Classes 3, 6, 8, 10 and 13 may make a Conversion Election.

“Causes of Action” means any and all of the Debtors’ or the Debtors’ Estates actions, claims, demands, rights, defenses, counterclaims, suits and causes of action, whether known or unknown, in law, equity or otherwise, against any Creditor or other third party, including (a) the Avoidance Actions, and (b) any and all other claims or rights or proceedings of any value whatsoever, at law or in equity, turnover actions and claims of the type referred to in the Disclosure Statement or in Article 8.12 of the Plan. The Causes of Action shall vest in the Reorganized Debtors on the Effective Date. When used in the Plan, the term “Causes of Action” shall not include any claims, obligations, suits, judgments, damages, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities released or waived by the Debtors pursuant to a Final Order of the Bankruptcy Court.

“Class 5 Plan Shares” has the meaning ascribed to such term in Articles 5.6.1.4, 5.6.1.5 and 5.6.1.8 of the Plan.

“Class 5 Plan Warrant” has the meaning ascribed to such term in Article 5.6.1.8 of the Plan.

“Confirmation Hearing” means the hearing which will be held before the Bankruptcy Court to consider Confirmation of the Plan and related matters pursuant to Section 1128(a) of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Conversion Election” means the election by the Holder of a Class 3 Claim, a 2008 Secured Debentures Holder, the Holder of a Class 8 Claim, the Holder of a Class 10 Claim, or a Convertible Preferred Stock Holder to convert the Allowed Amount of its Claim into shares of Reorganized Accentia Common Stock as provided in Article 5 of the Plan.

“Distribution” means a distribution of Cash or shares of Reorganized Accentia Common Stock or Biovest Common Stock, as the context requires, to a Creditor on account of an Allowed Claim pursuant to the terms of the Plan.

“Distribution Date” means, when used with respect to an Allowed Administrative Expense Claim (including Allowed Administrative Expense Claims of Professionals) or an Allowed Unsecured Convenience Claim in Class 11, the date which is as soon as reasonably practicable (as determined by Reorganized Accentia) after the Determination Date, but in no event more than ten (10) days after the Determination Date. “Distribution Date,” when used with respect to an Allowed Priority Tax Claim or Allowed Claims in Classes 1, 3, 4, 5, 6, 7, 8, 10 and 14, means the date or dates for any Distribution to Holders of Allowed Priority Tax Claims or Allowed Claims in Classes 1, 3, 4, 5, 6, 7, 8, 10 and 14 as provided in the Plan, unless such date or dates have been otherwise established by an order of the Bankruptcy Court.

“Plan Debentures” means, collectively, the Class 5 Plan Debentures, the Class 6 Plan Debentures, and the Class 9 Plan Debentures.

“Plan Notes” means, collectively, the Laurus/Valens Term Notes, the Class 3 Plan Note, the Class 3 Convertible Plan Note, the Class 4 Plan Note, and the Class 13 Plan Notes.

“Plan Shares” means, collectively, the Administrative Expense Shares, the Laurus/Valens Conversion Shares, the Laurus/Valens Class 5 Shares, the Laurus/Valens Class 13 Shares, the Class 3 Plan Shares, the Class 5 Plan Shares, the Class 6 Plan Shares, the Class 8 Plan Shares, the Class 9 Plan Shares, the Class 10 Plan Shares, the Class 13 Plan Shares, and the Class 15 Plan Shares.

“Plan Supplement” means the document containing the Plan Documents (to the extent not already on file with the Bankruptcy Court or delivered to the applicable Creditor), which shall be filed with the Bankruptcy Court in accordance with Article 14.17 of the Plan.

“Plan Warrants” means, collectively, the Class 5 Plan Warrants, the Class 6 Plan Warrants, the Class 9 Plan Warrants, and the Class 13 Plan Warrants.

“Record Date” means August 16, 2010, which shall be the date for determination of the ownership of the Class 15 Equity Interests for the purpose of voting on acceptance or rejection of the Plan by the Holders of the Class 15 Equity Interests.

“Reorganized Accentia Bylaws” has the meaning ascribed to such term in Article 8.7.2 of the Plan.

“Reorganized Accentia Charter” means the articles of incorporation of Reorganized Accentia, as amended or amended and restated pursuant to the Plan, the Confirmation Order, the Florida Act or otherwise and filed with the Office of the Secretary of State of the State of Florida.

“Security Documents” means the security agreements, stock pledge agreements, and other documents to be executed by Reorganized Accentia as described in Articles 5.4.1.4, 5.5.1.2, 5.6.1.2, and 5.7.1.2 of the Plan.

2. The following Defined Terms shall be added to Article 2.1 of the Plan:

“Administrative Expense Shares” has the meaning ascribed to such term in Article 3.1.1 of the Plan.

“Biovest Common Stock Equivalents” has the meaning ascribed to the term “Common Stock Equivalents” in the Securities Purchase Agreement.

“Class 5 Conversion Amount” has the meaning ascribed to such term in Article 5.6.1.4 of the Plan.

“Class 5 Exchange Amount” has the meaning ascribed to such term in Article 5.6.1.4 of the Plan.

“Class 5 Lock-Up Period” has the meaning ascribed to such term in Article 5.6.1.7 of the Plan.

“Class 5 Lock-Up Shares” has the meaning ascribed to such term in Article 5.6.1.7 of the Plan.

“Class 5 Plan Debenture” has the meaning ascribed to such term in Article 5.6.1.1 of the Plan.

“Class 5 Plan Debenture Maturity Date” has the meaning ascribed to such term in Article 5.6.1.1 of the Plan.

“McKesson Prepetition Principal Amount” has the meaning ascribed to such term in Article 5.5.1 of the Plan.

“Securities Purchase Agreement” has the meaning ascribed to such term in the Biovest Plan.

3. The following Defined Terms shall be deleted from Article 2.1 of the Plan:

“Class 4 Plan Shares” has the meaning ascribed to such term in Article 5.5.1.5 of the Plan.

“Collegium Adversary Proceeding” means the adversary proceeding filed in the Bankruptcy Cases styled as TEAMM Pharmaceuticals, Inc. and Accentia Biopharmaceuticals, Inc., Plaintiffs, vs. Collegium Pharmaceuticals, Inc., Defendant, Adv. Pro. No. 8:09-ap-00377-KRM.

4. Article 3.1.1 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“3.1.1 Except as otherwise provided in Articles 3.1.2 and 3.1.3 below, each Holder of an Allowed Administrative Expense Claim (including Allowed Administrative Expense Claims of Professionals) shall be paid (a) on the Distribution Date, an amount, in Cash, by Reorganized Accentia equal to the Allowed Amount of its Administrative Expense Claim, in accordance with Section 1129(a)(9)(A) of the Bankruptcy Code, or (b) under such other terms as may be agreed upon by both the Holder of such Allowed Administrative Expense Claim and the Debtors or the Reorganized Debtors, as the case may be, or (c) through a conversion of its Allowed Administrative Expense Claim into shares of Reorganized Accentia Common Stock (the “Administrative Expense Shares”) at a conversion rate equal to the Market Price per share of Reorganized Accentia Common Stock (i.e., such Holder will receive that number of shares of Reorganized Accentia Common Stock determined by dividing its Allowed Administrative Expense Claim by the Market Price), provided that the right to convert under this subparagraph (c) shall not be applicable to any Professional, or (d) as otherwise ordered by a Final Order of the Bankruptcy Court. The Administrative Expense Shares shall be issued as soon as reasonably practicable following the Determination Date (but in no event more than five (5) Business Days following the Determination Date, subject to the procedures followed by the Transfer Agent) pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws, but the transfer thereof shall be subject to the provisions of Article 9.12. The transfer or resale of the Administrative Expense Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.9 of the Plan for a further discussion of the securities law issues relating to underwriters).”

5. Article 5.5 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“5.5	Class 4: Secured Claims and Other Claims of McKesson.

5.5.1 Class 4 consists of all of the McKesson Prepetition Claims. The Class 4 Claims of McKesson are secured by a pledge of the McKesson Pledged Biovest Shares. Under the Plan, the Class 4 Claims of McKesson will be allowed in an amount equal to the sum of (i) $3,613,121.00, which represents the outstanding principal due to McKesson on the Petition Date under the McKesson Prepetition Loan Documents (the “McKesson Prepetition Principal Amount”), plus (ii) the amount of $722,624.00, which represents the interest that has accrued on the McKesson Prepetition Principal Amount at a rate of ten percent (10%) per annum (based on a 360-day year for actual days elapsed) for the period from the Petition Date through November 10, 2010, plus (iii) interest at a rate of ten percent (10%) per annum (based on a 360-day year for actual days elapsed) on the McKesson Prepetition Principal Amount for the period from November 11, 2010 through the Effective Date (collectively, the “McKesson Allowed Class 4 Claim”). Under the Plan, the following shall occur with respect to the McKesson Allowed Class 4 Claim:

5.5.1.1 On the Effective Date, Reorganized Accentia shall execute and deliver in favor of McKesson a promissory note (the “Class 4 Plan Note”) in an original principal amount equal to the amount of the McKesson Allowed Class 4 Claim. The Class 4 Plan Note shall contain normal and customary terms and shall include the following terms: (a) a maturity date of forty (40) months following the Effective Date, (b) interest will accrue and be payable on the outstanding principal of the Class 4 Plan Note at a fixed rate of five percent (5%) per annum, calculated based on a 365 day year, commencing on the Effective Date through the maturity date, with an increase to ten percent (10%) per annum following the maturity date (whether due to acceleration or otherwise), conversion of the Accentia Bankruptcy Cases to Chapter 7, or other material defaults under the Class 4 Plan Note, (c) the outstanding principal together with all accrued and unpaid interest will be due and payable in full on the maturity date (whether due to acceleration or otherwise), (d) the Class 4 Plan Note will provide for the recovery of attorneys fees by McKesson in the event of a default by Reorganized Accentia under the Class 4 Plan Note, and (e) Reorganized Accentia may prepay all or any portion of the Class 4 Plan Note, without penalty, at any time.

5.5.1.2 Subject to Article 5.5.1.3, the Class 4 Plan Note shall be secured by a Lien on the McKesson Pledged Biovest Shares, to the same extent, validity and priority as existed in favor of McKesson as of the Petition Date. On the Effective Date, Reorganized Accentia shall execute and deliver in favor of McKesson a stock pledge agreement (or modification agreement) and other customary security documents evidencing the retention by and/or granting to McKesson of a Lien in the McKesson Pledged Biovest Shares as described in Article 5.5.1.3.

5.5.1.3 Upon delivery of the Class 4 Plan Note and the other documents referred to in Article 5.5.1.2 on the Effective Date, McKesson shall release as collateral, and return to Reorganized Accentia, that number of the McKesson Pledged Biovest Shares that exceed 200% of the amount of the McKesson Allowed Class 4 Claim plus interest projected to accrue under the Class 4 Plan Note from the Effective Date through the maturity date, determined by valuing the McKesson Pledged Biovest Shares at the “Market Price” of the Biovest Common Stock (as the term Market Price is defined in the Biovest Plan). McKesson shall retain its Lien on the remaining McKesson Pledged Biovest Shares as security for the payment of the Class 4 Plan Note.

5.5.1.4 As of the Effective Date and conditioned upon McKesson’s receipt of all of the documentation and other consideration described in this Article 5.5, without any further action by any party, but subject to the continued enforceability and priority of the Lien to be granted to or retained by McKesson in accordance with Article 5.5.1.2, the Liens that secure the Class 4 Claims of McKesson shall be deemed to be extinguished, satisfied and released. To the extent that any Liens to secure the Class 4 Claims have been filed or recorded publicly, if requested by Reorganized Accentia, McKesson shall take any commercially reasonable steps that are necessary (at Reorganized Accentia’s expense) to cancel, terminate and/or extinguish such Liens other than with respect to the McKesson Pledged Biovest Shares retained by McKesson as described in Article 5.5.1.3.

5.5.1.5 Upon delivery of the Class 4 Plan Note, McKesson shall deliver any stock certificates evidencing the McKesson Accentia Shares (together with duly executed stock powers) to Reorganized Accentia or, if such certificates cannot be located, McKesson shall deliver to Reorganized Accentia an affidavit and indemnity as to the lost certificates.

5.5.1.6 As of the Effective Date, any and all of the McKesson Prepetition Loan Documents (other than with respect to the McKesson Pledged Biovest Shares as to which McKesson will retain its Lien in accordance with Article 5.5.1.3) shall be deemed cancelled and void and of no further force and effect.

Class 4 is Impaired by the Plan. McKesson, as the Holder of the Class 4 Claims, is entitled to vote to accept or reject the Plan.”

6. Article 5.6 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“5.6	Class 5: Secured Claims and Other Claims of the 2006 Secured Debentures Holders.

5.6.1 Class 5 consists of all of the 2006 Secured Debentures Claims. The Class 5 Claims of the 2006 Secured Debentures Holders are secured by a Lien on certain shares of Biovest Common Stock owned by Accentia (the “Class 5 Pledged Biovest Shares”). Under the Plan, subject to Article 5.6.1.10, the Class 5 Claims of each of the 2006 Secured Debentures Holders will be allowed in an amount equal to the outstanding principal and accrued and unpaid interest (at the rate of eight percent (8%) per annum) as of the Petition Date under its 2006 Secured Debentures plus Postpetition Interest at the rate of six percent (6%) per annum (each, a “2006 Secured Debentures Allowed Class 5 Claim”). Under the Plan, the following shall occur with respect to the 2006 Secured Debentures Allowed Class 5 Claims:

5.6.1.1 On the Determination Date, Reorganized Accentia shall execute and deliver in favor of such 2006 Secured Debentures Holder a new secured debenture (the “Class 5 Plan Debenture”) in an original principal amount equal to the amount of its 2006 Secured Debentures Allowed Class 5 Claim. Each of the Class 5 Plan Debentures shall contain the following terms: (a) a maturity date of eighteen (18) months following the Effective Date; provided, however, in the event that the average of the VWAPs for the Biovest Common Stock (as determined under the Biovest Plan) for the ten (10) consecutive Trading Days ending on the Trading Day that is immediately preceding such maturity date is below $0.75, then the maturity date shall automatically be extended for an additional twelve (12) months (the “Class 5 Plan Debenture Maturity Date”), (b) interest will accrue and be payable on the outstanding principal at a fixed rate of eight and one-half percent (8.50%) per annum, calculated based on a 365 day year, and (c) the outstanding principal together with all accrued and unpaid interest will be due and payable in full on the Class 5 Plan Debenture Maturity Date. The Class 5 Plan Debentures shall not contain any redemption rights, but shall incorporate the conversion and exchange rights set forth in Articles 5.6.1.4 and 5.6.1.5 below.

5.6.1.2 Each of the Class 5 Plan Debentures shall be secured by a Lien on the Class 5 Pledged Biovest Shares, to the same extent, validity and priority as existed in favor of the 2006 Secured Debentures Holders as of the Petition Date. On the Effective Date, Reorganized Accentia shall execute and deliver in favor of the 2006 Secured Debentures Holders a stock pledge agreement and other customary security documents evidencing such Lien. The stock pledge agreement shall contain a provision providing for the release of the Class 5 Pledged Biovest Shares as collateral upon a conversion or exchange pursuant to Articles 5.6.1.4 and 5.6.1.5 below.

5.6.1.3 As of the Effective Date, without any further action by any party, subject to the Lien to be granted to the 2006 Secured Debentures Holders in Article 5.6.1.2, the Liens that secure the 2006 Secured Debentures Claims shall be deemed to be extinguished, satisfied and released. To the extent that any Liens to secure the 2006 Secured Debentures Claims have been filed or recorded publicly, if requested by Reorganized Accentia, each of the 2006 Secured Debentures Holders shall take any commercially reasonable steps that are necessary to cancel, terminate and/or extinguish such Liens.

5.6.1.4 At the option of a 2006 Secured Debentures Holder, at any time during the period following the Effective Date up to the Class 5 Plan Debenture Maturity Date, upon written notice to Reorganized Accentia, such 2006 Secured Debentures Holder may elect to convert all or any portion of the then outstanding balance of its Class 5 Plan Debenture (a “Class 5 Conversion Amount”) into shares of Reorganized Accentia Common Stock (the “Class 5 Plan Shares”) or to exchange all or any portion of the then outstanding balance of its Class 5 Plan Debenture (a “Class 5 Exchange Amount”) into shares of Biovest Common Stock (also, the “Class 5 Plan Shares”) by selecting one of the following three options: (i) conversion of such Class 5 Conversion Amount into shares of Reorganized Accentia Common Stock at a conversion rate equal to the fixed conversion price included in the 2006 Secured Debentures Documents with respect to such 2006 Secured Debentures Holder (i.e., such 2006 Secured Debentures Holder will receive that number of shares of Reorganized Accentia Common Stock determined by dividing such Class 5 Conversion Amount by such fixed conversion price); or (ii) exchange of such Class 5 Exchange Amount into shares of Biovest Common Stock owned by Accentia (that comprise part of the Class 5 Pledged Biovest Shares) at a rate equal to $0.75 per share of Biovest Common Stock (i.e., such 2006 Secured Debentures Holder will receive that number of shares of Biovest Common Stock determined by dividing such Class 5 Exchange Amount by $0.75); provided, however, that the maximum Class 5 Exchange Amount to be exchanged into shares of Biovest Common Stock shall not exceed the maximum number of shares of Biovest Common Stock originally allocated to such 2006 Secured Debentures Holder in its 2006 Secured Debentures Documents net of any shares of Biovest Common Stock acquired by such 2006 Secured Debentures Holder after the Petition Date and on or before the Effective Date through the exercise of the 2006 Secured Debentures Warrants; or (iii) any combination of subparagraph (i) and (ii) above that equals such Class 5 Conversion Amount or Class 5 Exchange Amount, as the case may be. Notwithstanding the foregoing, a 2006 Secured Debentures Holder will be required to convert or exchange any remaining outstanding balance of its Class 5 Plan Debenture on the Class 5 Plan Debenture Maturity Date.

5.6.1.5 Commencing on the first day that is six (6) months following the Class 5 Lock-Up Period, if the VWAP is at least 150% of the fixed conversion price included in the 2006 Secured Debentures Documents with respect to a 2006 Secured Debentures Holder for any ten (10) consecutive Trading Days (in the case of a mandatory conversion into Reorganized Accentia Common Stock), or the VWAP of the Biovest Common Stock (as determined under the Biovest Plan) is at least $1.25 for any ten (10) consecutive Trading Days (in the case of a mandatory exchange into Biovest Common Stock), Reorganized Accentia, at its option, may upon written notice to the Holders of the Class 5 Plan Debentures convert the then outstanding balance of all of the Class 5 Plan Debentures into shares of Reorganized Accentia Common Stock (also, the “Class 5 Plan Shares”) at a conversion rate equal to the fixed conversion price included in the 2006 Secured Debentures Documents with respect to such 2006 Secured Debentures Holder (i.e., such 2006 Secured Debentures Holder will receive that number of shares of Reorganized Accentia Common Stock determined by dividing such outstanding balance by such fixed conversion price) or exchange the then outstanding balance of all of the Class 5 Plan Debentures into shares of Biovest Common Stock owned by Accentia (that comprise part of the Class 5 Pledged Biovest Shares) (also, the “Class 5 Plan Shares”) at a rate equal to $0.75 per share of Biovest Common Stock (i.e., such 2006 Secured Debentures Holder will receive that number of shares of Biovest Common Stock determined by dividing such outstanding balance by $0.75); provided, however, that the maximum outstanding balance to be exchanged into shares of Biovest Common Stock shall not exceed the maximum number of shares of Biovest Common Stock originally allocated to such 2006 Secured Debentures Holder in its 2006 Secured Debentures Documents net of any shares of Biovest Common Stock acquired by such 2006 Secured Debentures Holder after the Petition Date and on or before the Effective Date through the exercise of the 2006 Secured Debentures Warrants.

5.6.1.6 All of the Class 5 Plan Shares described in Articles 5.6.1.4 and 5.6.1.5 shall be issued as soon as reasonably practicable following such written notice (but in no event more than five (5) Business Days following such written notice, subject to the procedures followed by the Transfer Agent) pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws, but the transfer thereof shall be subject to the provisions of Article 9.12. The transfer or resale of the Class 5 Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.9 of the Plan for a further discussion of the securities law issues relating to underwriters).

5.6.1.7 In the event a 2006 Secured Debentures Holder elects to receive shares of Biovest Common Stock under this Article 5.6.1, then during the ninety (90) day period following the effective date of the Biovest Plan (the “Class 5 Lock-Up Period”), such 2006 Secured Debentures Holder shall not, and shall cause all “affiliates” (as defined in Rule 144) of such 2006 Secured Debentures Holder or any person in privity with and acting on behalf of such 2006 Secured Debentures Holder or any affiliate of such 2006 Secured Debentures Holder not to, with respect to shares of Biovest Common Stock which may be acquired under the Plan: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any such shares of Biovest Common Stock or Biovest Common Stock Equivalents, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any such shares of Biovest Common Stock or Biovest Common Stock Equivalents acquired directly by such 2006 Secured Debentures Holder under the Plan (including holding as a custodian) or with respect to which such 2006 Secured Debentures Holder has beneficial ownership hereunder within the rules and regulations of the SEC (collectively, the “Class 5 Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Class 5 Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Biovest Common Stock or other Biovest securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of the Class 5 Lock-Up Shares, or (iv) publicly disclose the intention to do any of the foregoing. The foregoing restriction is expressly agreed to preclude a 2006 Secured Debentures Holder, and any affiliate of such 2006 Secured Debentures Holder and any person in privity and acting on behalf of such 2006 Secured Debentures Holder or any affiliate of such 2006 Secured Debentures Holder, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Class 5 Lock-Up Shares even if the Class 5 Lock-Up Shares would be disposed of by someone other than such 2006 Secured Debentures Holder. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Class 5 Lock-Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Class 5 Lock-Up Shares.

5.6.1.8 On the Effective Date, the 2006 Secured Debentures Warrants will be cancelled and a new warrant (the “Class 5 Plan Warrant”) will be issued to each of the 2006 Secured Debentures Holders to purchase the same number of shares of Reorganized Accentia Common Stock and shares of Biovest Common Stock owned by Accentia that comprise part of the Class 5 Pledged Biovest Shares (adjusted to reflect the use of allocated shares of Biovest Common Stock by such 2006 Secured Debentures Holder to exchange its Class 5 Exchange Amount into shares of Biovest Common Stock as described in Article 5.6.1.4) as were allocated to such 2006 Secured Debentures Holder as of the Petition Date under its 2006 Secured Debentures Warrants (also, the “Class 5

Plan Shares”). The Class 5 Plan Warrants will have the following terms: (i) an exercise price of $1.50 per share for Reorganized Accentia Common Stock, (ii) an exercise price of $1.50 per share for Biovest Common Stock, (iii) a term of three years from the Effective Date, (iv) no anti-dilution adjustment provisions, (v) an exercise can only be for cash (i.e., no cashless exercise provisions), (vi) be subject to the call provisions described in Articles 9.13.1 (for Reorganized Accentia Common Stock) and 9.13.2 (for Biovest Common Stock), (vii) no lock-up provisions, and (viii) all Class 5 Plan Shares issued upon exercise of a Class 5 Plan Warrant shall be issued pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws. The transfer or resale of the Class 5 Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.9 of the Plan for a further discussion of the securities law issues relating to underwriters).

5.6.1.9 As of the Effective Date, any and all of the 2006 Secured Debentures Documents shall be deemed cancelled and void and of no further force and effect.

5.6.1.10 Notwithstanding anything to the contrary contained in this Article 5.6.1, the treatment of the 2006 Secured Debentures Claims of Laurus/Valens shall be determined as set forth in Article 5.3.2.5.

Class 5 is Impaired by the Plan. The 2006 Secured Debentures Holders, as the Holders of the Class 5 Claims, are entitled to vote to accept or reject the Plan. For purposes of Section 1126(c) of the Bankruptcy Code, the Laurus/Valens Allowed Debenture Claim shall be counted under Class 5 with respect to any Ballot cast by Laurus/Valens as to the Plan.”

7. Article 5.7.1.10 of the Plan shall be deleted in its entirety.

8. Article 5.10.1.4 of the Plan shall be deleted in its entirety.

9. Article 5.14.1.5 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“5.14.1.5 Intentionally Omitted.”

10. The second paragraph of Article 8.9 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“Issuance of Reorganized Accentia Common Stock and Biovest Common Stock under the Plan. Section 1145(a) of the Bankruptcy Code exempts from registration under the Securities Act and under equivalent state securities or “blue sky” laws (a) the offer or sale under a plan of reorganization of a Security of a debtor, of an affiliate participating in a joint plan with a debtor, or of a successor of a debtor under a plan, if such offer or sale is either (i) in exchange for a claim against, an interest in, or a claim for an administrative expense in the bankruptcy case concerning, the debtor or such affiliate, or (ii) “principally in such exchange and partly for cash or property”, or (b) the offer of a Security through any warrant, option, right to subscribe, or conversion privilege that was sold in the manner specified in subparagraph (a) above, or the sale of a Security upon the exercise of such a warrant, option, right to subscribe, or conversion privilege. The Debtors believe that the offer and issuance of the Plan Debentures, the Plan Notes, the Plan Warrants and the Plan Shares in exchange for Claims and Equity Interests under the Plan satisfy the requirements of Section 1145(a) of the Bankruptcy Code and that such transactions, therefore, are exempt from registration under federal and state securities laws. In addition, the exemption provided by Section 1145 does not require the issuer of securities being offered pursuant to a plan to be the debtor. Section 1145(a)(1) provides that the exemption from registration requirements provided by Section 1145 extends to the offer, pursuant to a plan of reorganization, of securities of an affiliate of the debtor participating in a joint plan of reorganization with the debtor. Biovest is a majority-owned subsidiary of Accentia and, as such, is an affiliate of Accentia. Biovest shall be deemed as joining with and participating in the Plan with the Debtors with respect to the offer and sale of the Class 5 Plan Debentures, the Class 5 Plan Shares, and the Class 5 Plan Warrants, and shall be bound by such offer and sale. The Confirmation Order will include a finding and conclusion to the effect that the offer and issuance under the Plan fall within the exemptions from registration under the Securities Act and state and local securities laws pursuant to Section 1145 of the Bankruptcy Code.”

11. Article 8.12.4 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“8.12.4 At this time, the Debtors believe the Causes of Action consist primarily of Avoidance Actions. Because the Plan is premised on the Debtors’ solvency and provides for payment in full of all Allowed Claims of Creditors, with interest, at the present time, the Debtors anticipate that no Avoidance Actions will be pursued.”

12. Article 9.1 of the Plan shall be deleted in its entirety (solely to delete the reference to Class 4) and the following shall be substituted therefore:

“9.1	Initial Distribution.

As soon as reasonably practicable (as determined by Reorganized Accentia) after the Effective Date, Reorganized Accentia shall (i) make the Distributions required under the Plan to Holders of Allowed Administrative Expense Claims (including Allowed Administrative Expense Claims of Professionals) and Allowed Claims in Classes 7 and 11; provided, however, that the Distributions as to Allowed Administrative Expense Claims of Professionals shall be made no more than ten (10) days after the Effective Date; and (ii) issue the Plan Shares to the Holders of Allowed Claims in Classes 2, 3, 5, 6, 8, 9, 10 and 13 as required by the terms of the Plan ((i) and (ii), collectively, the “Initial Distribution”). Thereafter, Reorganized Accentia shall make additional Distributions to Holders of Allowed Claims as and when required by the terms of the Plan.”

13. The first sentence of Article 9.12 of the Plan shall be deleted in its entirety (solely to delete the reference to Class 4) and the following shall be substituted therefore:

“Any shares of Reorganized Accentia Common Stock issued under the Plan to the Holder of an Allowed Claim in Classes 3, 5, 6, 8, 9, 10 and 13 and any shares of Biovest Common Stock issued under the Plan to the Holder of an Allowed Claim in Class 5 shall be subject to the following provisions: (a) any restrictions or limitations under Rule 144(e), (b) a limit on the sale of such shares in any ninety (90) day period to that number of such shares equal to one percent (1%) of the issued and outstanding shares of Reorganized Accentia Common Stock (or Biovest Common Stock in the instance of an exchange into shares of Biovest Common Stock), (c) a prohibition on the sale of any such shares for a period of one hundred twenty (120) days following any debt or equity raise by Reorganized Accentia (or Biovest in the instance of an exchange into shares of Biovest Common Stock) of between $5,000,000.00 to $9,900,000.00, and (d) a prohibition on the sale of any such shares for a period of one hundred eighty (180) days following any debt or equity raise by Reorganized Accentia (or Biovest in the instance of an exchange into shares of Biovest Common Stock) of $10,000,000.00 or more.”

14. Article 10.2.4 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“10.2.4 Intentionally Omitted.”

15. Article 11.7 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“11.7	Regulatory or Enforcement Actions.

Notwithstanding anything to the contrary set forth herein, nothing in this Plan shall restrict any federal government regulatory agency, including the SEC, from pursuing any regulatory or police enforcement action, including for violations of the federal securities laws, or performing its statutory duties against any Person or Entity in any forum, but only to the extent not prohibited by the automatic stay of Section 362 of the Bankruptcy Code or discharged or enjoined pursuant to Section 524 or 1141(d) of the Bankruptcy Code. Nothing contained in this Article 11.7 is intended to, nor shall it, supersede or alter any applicable provisions of the Bankruptcy Code.”

16. Article 12.2.5 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“12.2.5 to determine any and all motions, applications, adversary proceedings, contested or litigated matters, Causes of Action, and any other matters involving the Debtors or the Reorganized Debtors commenced in connection with, or arising during, the Accentia Bankruptcy Cases and pending on the Effective Date, including approval of proposed settlements thereof;”

17. Article 14.17 of the Plan shall be deleted in its entirety and the following shall be substituted therefore:

“14.17	Plan Supplement.

The Plan Supplement shall be filed with the Bankruptcy Court and posted at www.srbp.com at least ten (10) days prior to the Voting Deadline; provided, however, that (i) the Debtors may amend the Plan Supplement through and including the Confirmation Date, and (ii) in lieu of filing the Plan Supplement with the Bankruptcy Court, the Debtors may provide copies of the Plan Documents to the applicable Creditor on or prior to the Voting Deadline. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected at the Clerk’s Office during normal business hours, may be obtained from the Bankruptcy Court’s copying service upon the payment of the appropriate charges, or may be obtained from Bankruptcy Counsel’s website at www.srbp.com.”

18. Exhibit C to the Plan shall be deleted in its entirety and Exhibit C attached to this First Modification shall be substituted therefore.

19. Unless otherwise defined herein, capitalized terms used in this First Modification shall have the meaning ascribed thereto in the Plan.

20. Except as otherwise provided in this First Modification, no other amendments or modifications to the Plan (including the Exhibits thereto) are hereby made or intended, and the Plan shall otherwise remain in full force and effect.

DATED:	October 25, 2010	Respectfully submitted,

ACCENTIA BIOPHARMACEUTICALS, INC.

		By:	/s/ Samuel S. Duffey
Samuel S. Duffey, President

ANALYTICA INTERNATIONAL, INC.

		By:	/s/ Samuel S. Duffey
Samuel S. Duffey, President

TEAMM PHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey, President

ACCENTRX, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey, President

ACCENTIA SPECIALTY PHARMACY, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey, President

/s/ Charles A. Postler
Charles A. Postler (Florida Bar No. 455318)
STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
110 East Madison Street, Suite 200
Tampa, Florida 33602
	Telephone:	(813) 229-0144
	Facsimile:	(813) 229-1811
Email: cpostler@srbp.com
Counsel for Debtors and Debtors in Possession